Exhibit 99.1

News Release	2009-XX

Intelsat Reports Record Full Year 2008 Revenue, Growing 8% over Full Year 2007

Fourth Quarter 2008 Revenue of $609 Million Advances 6 Percent as Compared to Prior Year Period

Pembroke, Bermuda, March 18, 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three-month period and combined year ended December 31, 2008 [i].

Intelsat, Ltd. reported revenue of $608.8 million and a net loss of $524.2 million for the three months ended December 31, 2008. The net loss includes non-cash charges of $326.8 million for orbital location impairments and $186.6 million for a loss on undesignated interest rate swaps. The company also reported Intelsat, Ltd. EBITDAii, or earnings before interest, taxes and depreciation and amortization, of a loss of $71.1 million. New Bermuda Adjusted EBITDAii was $459.5 million, or 75 percent of revenue, for the three months ended December 31, 2008.

Intelsat, Ltd. reported revenue of $2,364.9 million and a net loss of $1,198.2 million for the combined year ended December 31, 2008. The net loss includes $315.0 million of restructuring and transaction costs associated with the New Sponsors Acquisition (as defined below) in February 2008 and non-cash charges of $390.4 million for asset impairments and $166.7 million for losses on undesignated interest rate swaps. Intelsat, Ltd. EBITDA was $916.8 million and New Bermuda Adjusted EBITDA was $1,855.1 million, or 78 percent of revenue, for the combined year ended December 31, 2008.

“Intelsat ended a strong year with the best revenue quarter in the company’s history. Revenue grew by six percent in the quarter and eight percent for the full year, and we ended the year with $8.8 billion in backlog. New Bermuda Adjusted EBITDA growth of 11 percent for the year demonstrates that we are combining a successful business strategy with a disciplined operating profile to drive performance and opportunity in traditional and emerging applications,” said Intelsat CEO Dave McGlade. “These new opportunities are evident in our Network Services and Government sectors, where we’re enabling the launch of innovative mobility and maritime applications, and in our media business, where we are complementing our position as the global network for the world’s leading programmers by providing high-power capacity for growing regional direct-to-home platforms.”

“A little over two years ago, we implemented a program to better manage our fleet investment. Our first task was to consolidate our satellite fleet, taking surplus capacity out of our inventory. We have completed this task while at the

Intelsat, Ltd. Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T +1 441-294-1650 F +1 441-292-8300 same time achieving record revenue growth,” McGlade said. “Our capacity management program will now focus on building additional value in our fleet, as our satellite replacement programs create inventory that is optimized for the regions and applications that represent sustained opportunity. We believe the company is focused on pursuing the right initiatives to stay strong and successful in a challenging economic environment.”

Business Highlights

•

Intelsat General Corporation, an indirect, wholly-owned subsidiary of Intelsat, Ltd., was awarded a multi-million dollar contract to provide bandwidth to an affiliate of European Aeronautic Defence and Space Company (EADS), to support the unmanned aerial vehicle (UAV) surveillance operations of the French Air Force in Afghanistan. As part of the contract, Intelsat repositioned the steerable Ku-band spot beams on its IS-601 satellite in order to provide both a low-data-rate link to control the UAV in flight and a high-data-rate link to collect real-time video and photos from the aircraft for use by troops deployed in the field.

•

Intelsat announced the New Dawn joint venture with a South African investor group led by Convergence Partners that will utilize project financing to build and launch a new satellite into the 33º east longitude orbital location. The satellite, which is expected to enter service in early 2011, will be operated and marketed as part of the global Intelsat fleet. The project is expected to be funded approximately 15% with equity and 85% with debt, with the debt being in the form of non-recourse project financing provided by African institutions. The equity is to be provided by Intelsat (74.9%) and the Convergence Partners-led group (25.1%), which also includes Altirah Telecoms. Intelsat’s cash contribution to the project is expected to be approximately $25 million.

•

Intelsat’s system average fill rate on its approximately 2,125 station-kept transponders remained at 83 percent at December 31, 2008, the same rate as at September 30, 2008. In the fourth quarter, 19 net new transponders were put into service.

•

Intelsat announced several new launch contracts and its intent to accelerate the build and launch of three satellites, increasing the current number of satellites in development to ten, including the New Dawn satellite announced in December 2008. Included in the 2009 launch program is the Intelsat 14 satellite that will feature a government-related hosted payload known as the Internet Router in Space, or IRIS. The Intelsat 15 satellite is also expected to launch in 2009.

•

In December 2008, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) repaid the $175.1 million of outstanding borrowings under the revolver portion of its senior secured credit facilities and Intelsat Corporation repaid the $66.1 million of outstanding borrowings under the revolver portion of its senior secured credit facilities. Intelsat’s cash and cash equivalents at December 31, 2008 were $470.2 million.

Financial Results for the Three Months Ended December 31, 2008

Total revenue of $608.8 million increased by $33.3 million, or 6 percent, for the three months ended December 31, 2008 as compared to $575.5 million for the three months ended December 31, 2007. Growth trends including strong renewals, expansions of existing contracts, new business and improved contract terms contributed to the overall favorable trends. Customers based in the Europe and the Africa and Middle East regions provided the greatest contributions to the overall revenue increase.

Revenue trends by service type for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007 were as follows:

•

Transponder services— an aggregate increase of $24.5 million, due primarily to a $27.2 million increase in revenues from network services customers, which resulted from new capacity services and strong renewals in the Africa and Middle East, the Europe and the Latin America and Caribbean regions, and a $10.1 million increase in revenues from Intelsat’s government business customers resulting from new services and strong renewals in North America, offset partially by a decline in revenues from media customers for services delivered primarily in Latin America and North America.

•

Managed services— an aggregate increase of $6.6 million, due primarily to new business and service expansions in trunking and private line solutions from customers in the Africa and Middle East and the Europe regions and an increase in revenues for occasional use video solutions primarily from media customers in the Europe region.

•	Mobile satellite services and other— an aggregate increase of $5.9 million, due primarily to a $5.0 million increase in usage-based mobile services for Intelsat’s government business customers.

•

Channel— a decrease of $3.8 million related to continued declines due to the migration of point-to point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Total operating expenses for the three months ended December 31, 2008 increased by $537.1 million, or 152 percent, to $891.2 million as compared to $354.1 million for the same period in 2007, with the increase primarily due to a non-cash charge for orbital locations impairment of $326.8 million and an increased loss on undesignated interest rate swaps of $177.6 million as a result of changes in interest rates. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $21.9 million, or 25 percent, to $107.8 million for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007. The increase was due primarily to:

•	an increase in cost of sales due in part to unanticipated costs associated with launch vehicle resales; and

•	an increase in fiber and third-party satellite capacity costs related to increased revenues.

•

Selling, general and administrative expenses decreased by $10.0 million, or 16 percent, to $50.9 million for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007. The decrease was due primarily to:

•	a decrease in bad debt expense, primarily due to the collection of certain customer accounts that had been partially reserved; and

•	a decrease in other employee compensation due to relocation expenses incurred in the fourth quarter of 2007.

•

Depreciation and amortization expense increased by $21.0 million, or 11 percent, to $217.1 million for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007. This increase was primarily due to:

•

increases in depreciation and amortization expense due to the write-up of depreciable and amortizable assets to fair value upon the closing of the February 2008 acquisition of Intelsat’s parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd., an entity controlled by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and certain other equity investors (the“New Sponsors Acquisition”); and

•	an increase in depreciation expense resulting from the placement of the Intelsat 11 and Galaxy 18 satellites into service in 2007 and 2008; partially offset by

•	a decrease in depreciation expense due to several satellites that became fully depreciated in 2008.

Interest expense, net increased by $131.3 million, or 56 percent, to $365.2 million for the three months ended December 31, 2008 as compared to $233.9 million for the three months ended December 31, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•

an increase related to the amortization of discounts resulting from the adjustments to fair value of the company’s debt as a result of purchase accounting in connection with the New Sponsors Acquisition and the impact of change of control offers and refinancings; partially offset by

•	a decrease in interest expense due to lower interest rates on the company’s variable rate debt in 2008 as compared to 2007.

Non-cash interest expense was $104.4 million for the three months ended December 31, 2008 and included $69.8 million of paid-in-kind interest expense on the Senior PIK Election Notes due 2017 (the “2017 Bermuda PIK Notes”) of Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”). Also included within non-cash interest expense was approximately $5.5 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest rate method.

Financial Results for the Combined Year Ended December 31, 2008

Revenue for the combined year ended December 31, 2008 of $2,364.9 million increased by $181.8 million, or 8 percent, as compared to the year ended December 31, 2007. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with the Europe, the Africa and Middle East and the North America regions showing the strongest gains. Revenue trends by service type for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007 were as follows:

•

Transponder services— an aggregate increase of $140.9 million, due primarily to a $114.0 million increase in revenues from network services customers, which resulted from new capacity services and strong renewals in the Africa and Middle East and the Europe regions, and a $32.5 million increase in revenues from Intelsat’s government business customers resulting from new services and strong renewals in North America, offset partially by a decline in revenues from media customers, primarily in North America.

•

Managed services— an aggregate increase of $38.5 million, due primarily to a $23.1 million increase in revenues from network services customers, resulting from new business and service expansion in trunking and private line solutions and GXS Broadband solutions in the Africa and Middle East, the North America and the Europe regions, an $11.7 million increase in revenues from managed video solutions for media customers primarily in the Europe and the Latin America and Caribbean regions and an increase of $3.7 million in revenues from managed services for Intelsat’s government business customers.

•

Channel— a decrease of $18.8 million related to continued declines from the migration of point-to point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other— an aggregate increase of $21.2 million primarily due to a $3.5 million increase in satellite-related services sold mainly to customers in North America, a $10.5 million increase in usage-based mobile services for Intelsat’s government business customers and a $7.2 million increase in professional services, including provision of customer premises equipment for Intelsat’s government business customers.

Total operating expenses for the combined year ended December 31, 2008 increased by $929.5 million, or 68 percent, to $2,296.6 million as compared to $1,367.1 million for the same period in 2007, with the increase primarily due to a $305.8 million increase in restructuring and transaction costs in connection with the New Sponsors Acquisition, an asset impairment charge of $63.6 million related to an anomaly experienced by the Galaxy 26 satellite in June 2008, a non-cash charge of $326.8 million for orbital locations impairment in December 2008, and an increased loss on undesignated interest rate swaps of $155.0 million as a result of changes in interest rates. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $39.6 million, or 12 percent, to $363.1 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The increase was primarily due to:

•	an increase in cost of sales, fiber and third-party satellite capacity costs related to increased revenue; and

•	an increase in cost of sales to support our satellite services program management.

•

Selling, general and administrative expenses decreased by $37.0 million, or 16 percent, to $201.4 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The decrease was primarily due to:

•	a decrease in bad debt expense due to improvements in the timing and amount of account collections, as well as the collection of certain accounts that had been reserved for;

•

a decrease in professional fees in the combined year ended December 31, 2008 due to heightened expenses incurred during the year ended December 31, 2007 to support the company’s integration activities and other merger and acquisition activities; and

•	a decrease in staff expenses due to the departure of certain executive level staff and other staff reductions during the combined year ended December 31, 2008.

•

Depreciation and amortization expense increased by $75.7 million, or 10%, to $859.8 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. This increase was primarily due to:

•

an increase in depreciation and amortization expense primarily attributable to the write-up of the company’s depreciable satellites and amortizable assets to fair value upon the closing of the New Sponsors Acquisition; and

•

an increase in depreciation expense resulting from the full year impact of satellites placed into service during 2007 and the impact of satellites placed into service in 2008, primarily our Galaxy 17, IS-11, Galaxy 18 and Galaxy 19 satellites; partially offset by

•	a decrease in depreciation expense due to certain satellites becoming fully depreciated in 2008.

•

Interest expense, net increased by $382.4 million, or 39%, to $1.4 billion for the combined year ended December 31, 2008 as compared to $992.8 million for the year ended December 31, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•

an increase related to the amortization of discounts resulting from the adjustments to fair value of the company’s debt in purchase accounting for the New Sponsors Acquisition and the higher principal and interest resulting from the change of control refinancings; partially offset by

•	a decrease due to lower interest rates on the company’s variable rate debt in 2008 as compared to 2007; and

•	a decrease due to write-offs of debt issuance costs and premiums paid in 2007 in connection with certain debt refinancing transactions completed in 2007.

The non-cash portion of total interest expense, net was $412.7 million for the combined year ended December 31, 2008, and included $210.5 million of paid-in-kind interest expense and $75.0 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest method. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust Intelsat’s debt to fair value in connection with the New Sponsors Acquisition.

EBITDA, New Bermuda Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA, a loss of $71.1 million for the three months ended December 31, 2008, reflected a decrease of $490.1 million from $419.0 million, or 73 percent of revenue, for the same period in 2007. New Bermuda Adjusted EBITDA increased by $20.3 million to $459.5 million, or 75 percent of revenue, for the three months ended December 31, 2008 from $439.3 million, or 76 percent of revenue, for the same period in 2007.

Intelsat, Ltd. EBITDA of $916.8 million, or 39 percent of revenue, for the combined year ended December 31, 2008 reflected a decrease of $683.1 million from $1,599.9 million, or 73 percent of revenue, for the same period in 2007. New Bermuda Adjusted EBITDA increased by $176.9 million to $1,855.0 million, or 78 percent of revenue, for the combined year ended December 31, 2008 from $1,678.1 million, or 77 percent of revenue, for the same period in 2007.

At December 31, 2008, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $8.8 billion. At September 30, 2008, Intelsat’s backlog was $8.7 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set
	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2008
Netw ork Services	47%	49%	47%	49%
Media	36%	33%	37%	34%
Government	14%	16%	14%	15%
Other	3%	2%	2%	2%

By Service Type
	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2008
Transponder Services	75%	75%	76%	76%
Managed Services	13%	13%	12%	13%
Channel	7%	6%	7%	6%
Mobile Satellite Services/Other	5%	6%	5%	5%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsii of $89.8 million during the three months ended December 31, 2008. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended December 31, 2008 totaled $118.4 million.

Intelsat is in the process of procuring and building ten satellites that are expected to be launched over the next three years, including the New Dawn joint venture satellite. The company expects that 2009 total capital expenditures will range from approximately $525 million to $575 million, excluding capital expenditures related to the New Dawn satellite, for which our cash contributions in 2009 are expected to be minimal.

Capital Markets Update

On February 12, 2009, Intelsat Sub Holdco completed an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, which yielded approximately $348.3 million of cash proceeds at issuance. The net proceeds of the offering, together with cash on hand, were used to fund Intelsat Sub Holdco’s offer to purchase Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 and 6 1/2% Senior Notes due 2013 pursuant to a cash tender offer. As a result of the tender offer, Intelsat Sub Holdco purchased $461 million in aggregate face value of the two Intelsat, Ltd. issues. The new notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

End Notes

[i]

For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to December 31, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the combined year ended December 31, 2008 compared to the year ended December 31, 2007. This combination is not a measure in accordance with United States generally accepted accounting procedures (“GAAP”) and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

ii

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11  1/4% Senior Notes due 2017 and 11  1/2%/12  1 /2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on Wednesday, March 18, 2009 to discuss the company’s financial results for the fourth quarter and the combined year ended December 31, 2008. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors. To participate on the live call, United States-based participants should call (866) 700-7101. Non-U.S. participants should call +1 (617) 213-8837. The participant pass code is 80564656. Participants will have access to a replay of the conference call through Wednesday, March 25, 2009. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 66985539.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008
Revenue	$575,530	$608,789
Operating expenses:		—
Direct costs of revenue (exclusive of depreciation and amortization)	85,892	107,782
Selling, general and administrative	60,937	50,947
Depreciation and amortization	196,118	217,140
Restructuring and transaction costs	2,170	1,926
Impairment of asset value	—	326,800
Loss on undesignated interest rate swaps	8,939	186,556

Total operating expenses	354,056	891,151

Income (loss) from operations	221,474	(282,362)
Interest expense, net	233,886	365,194
Other income (expense), net	1,414	(5,917)

Loss before income taxes	(10,998)	(653,473)
(Benefit from) income taxes	(8,424)	(129,245)

Net loss	$(2,574)	$(524,228)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008
Revenue	$2,183,079	$190,261	$2,174,640	$2,364,901
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	25,683	337,466	363,149
Selling, general and administrative	238,490	18,485	182,957	201,442
Depreciation and amortization	784,120	64,157	795,663	859,820
Restructuring and transaction costs	9,258	313,102	1,926	315,028
Impairment of asset value	—	—	390,444	390,444
Loss on undesignated interest rate swaps	11,699	11,431	155,305	166,736

Total operating expenses	1,367,124	432,858	1,863,761	2,296,619

Income (loss) from operations	815,955	(242,597)	310,879	68,282
Interest expense, net	992,750	80,275	1,294,882	1,375,157
Other income (expense), net	(137)	535	(11,864)	(11,329)

Loss before income taxes	(176,932)	(322,337)	(995,867)	(1,318,204)
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	(120,037)

Net loss	$(191,889)	$(311,861)	$(886,306)	$(1,198,167)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2008
Net loss	$(2,575)	$(524,228)	$(191,889)	$(1,198,167)
Add:
Interest expense, net	233,886	365,194	992,750	1,375,157
Provision for (benefit from) income taxes	(8,424)	(129,245)	14,957	(120,037)
Depreciation and amortization	196,118	217,140	784,120	859,820

EBITDA	$419,005	$(71,139)	$1,599,938	$916,773

EBITDA margin	73%	N/A	73%	39%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2008
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$126,872	$208,265	$557,021	$895,762
Depreciation and amortization	(196,118)	(217,140)	(784,120)	(859,820)
Impairment of asset value	—	(326,800)	—	(390,444)
Provision for doubtful accounts	(5,954)	(72)	(12,199)	5,215
Foreign currency transaction gain (loss)	(326)	(8,128)	482	(6,104)
Loss on disposal of assets	—	(389)	(262)	(588)
Share-based compensation expense	(1,261)	(20)	(5,046)	(199,564)
Compensation cost paid by parent	—	—	(288)	—
Deferred income taxes	29,693	144,727	37,701	163,426
Amortization of bond discount and issuance costs	(20,445)	(34,551)	(105,011)	(202,208)
Interest paid-in-kind	—	(69,803)	—	(210,481)
Share in gain (loss) of affiliates	46	135	(6,838)	(17,127)
Loss on undesignated interest rate swaps	(11,943)	(177,843)	(21,596)	(142,312)

Loss on prepayment of debt and other non-cash items	(3,403)	(4,934)	(13,351)	(5,377)

Changes in operating assets and liabilities, net of effect of acquisition	80,264	(37,675)	161,618	(228,545)

Intelsat, Ltd. net loss	(2,575)	(524,228)	(191,889)	(1,198,167)

Add (Subtract):		—		—
Interest expense, net	233,886	365,194	992,750	1,375,157
Provision for income taxes	(8,424)	(129,245)	14,957	(120,037)
Depreciation and amortization	196,118	217,140	784,120	859,820

Intelsat, Ltd. EBITDA	419,005	(71,139)	1,599,938	916,773

Add (Subtract):		—		—
Parent and intercompany expenses, net	4,343	3,059	16,481	13,567
Compensation and benefits	491	639	4,980	5,420
Restructuring and transaction costs	2,170	1,926	9,258	315,028
Acquisition related expenses	5,708	2,311	23,871	10,240
Equity investment (gains) losses	(46)	(136)	7,238	17,111
Impairment of asset value	—	326,800	—	390,444
Loss on undesignated interest rate swaps	8,939	186,556	11,699	166,736
Non-recurring and other non-cash items	2,194	11,837	19,404	30,523
Satellite performance incentives	(3,517)	(2,313)	(14,726)	(10,789)

New Bermuda Adjusted EBITDA	439,287	459,540	1,678,143	1,855,053

New Bermuda Adjusted EBITDA Margin	76%	75%	77%	78%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(187,508)	(180,005)	(710,660)	(772,890)
Parent and intercompany expenses	23	256	229	1,033
Non-recurring intercompany expenses	—	—	—	34,991
Satellite performance incentives	3,517	2,313	14,726	10,789

Sub Holdco Adjusted EBITDA	$255,319	$282,104	$982,438	$1,128,976

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 Bermuda PIK Notes. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$426,569	$470,211
Receivables, net of allowance of $32,788 in 2007 and $20,237 in 2008	316,593	302,934
Deferred income taxes	44,944	48,623
Prepaid expenses and other current assets	63,139	56,883

Total current assets	851,245	878,651
Satellites and other property and equipment, net	4,586,348	5,339,671
Goodwill	3,900,193	6,774,334
Non-amortizable intangible assets	1,676,600	2,957,200
Amortizable intangible assets, net	691,490	1,124,275
Other assets	347,456	583,201

Total assets	$12,053,332	$17,657,332

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$139,613	$125,310
Taxes payable	984	—
Employee related liabilities	50,006	49,184
Customer advances for satellite construction	30,610	—
Accrued interest payable	176,597	410,082
Current portion of long-term debt	77,995	99,358
Deferred satellite performance incentives	24,926	26,247
Other current liabilities	117,994	135,032

Total current liabilities	618,725	845,213

Long-term debt, net of current portion	11,187,409	14,773,975
Deferred satellite performance incentives, net of current portion	124,331	128,972
Deferred revenue, net of current portion	167,693	166,311
Deferred income taxes	411,978	562,742
Accrued retirement benefits	82,340	235,014
Other long-term liabilities	183,240	440,758
Shareholder's equity (deficit):		—
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	35,091	1,461,006
Accumulated deficit	(763,561)	(886,306)
Accumulated other comprehensive income (loss)	6,074	(70,365)

Total shareholder's equity (deficit)	(722,384)	504,347

Total liabilities and shareholder's equity (deficit)	$12,053,332	$17,657,332

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008
Cash flows from operating activities:
Net loss	$(2,575)	$(524,228)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	196,118	217,140
Impairment of asset value	—	326,800
Provision for doubtful accounts	5,954	72
Foreign currency transaction loss	326	8,128
Loss on disposal of assets	—	389
Share-based compensation expense	1,261	20
Deferred income taxes	(29,693)	(144,727)
Amortization of bond discount, issuance costs and other non-cash items	20,445	34,551
Interest paid-in-kind	—	69,803
Share in loss of unconsolidated affiliates	(46)	(135)
Loss on undesignated interest rate swaps	11,943	177,843
Loss on prepayment of debt and other non-cash items	3,403	4,934
Changes in operating assets and liabilities:
Receivables	(18,692)	3,329
Prepaid expenses and other assets	(7,986)	(56,737)
Accounts payable and accrued liabilities	(79,766)	66,729
Deferred revenue	15,949	231
Accrued retirement benefits	(6,068)	833
Other long-term liabilities	16,299	23,290

Net cash provided by operating activities	126,872	208,265

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(175,217)	(118,448)
Capital contribution from Intelsat Holdings	—	1,192
Minority interest in New Dawn	—	4,592
Other investing activities	546	1,255

Net cash used in investing activities	(174,671)	(111,409)

Cash flows from financing activities:
Repayments of long-term debt	(13,847)	(26,234)
Repayment of revolving credit facility	—	(241,221)
Debt issuance costs	208	2,096
Principal payments on deferred satellite performance incentives	(5,177)	(4,723)
Principal payments on capital lease obligations	(2,086)	(4,554)

Net cash used in financing activities	(20,902)	(274,636)

Effect of exchange rate changes on cash and cash equivalents	(326)	(8,128)

Net change in cash and cash equivalents	(69,027)	(185,908)
Cash and cash equivalents, beginning of period	495,596	656,119

Cash and cash equivalents, end of period	$426,569	$470,211

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2007	Period January 1 to January 31, 2008	Period February 1 to December 31, 2008	Year Ended December 31, 2008
Cash flows from operating activities:
Net loss	$(191,889)	$(311,861)	$(886,306)	$(1,198,167)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	784,120	64,157	795,663	859,820
Impairment of asset value	—	—	390,444	390,444
Provision for doubtful accounts	12,199	3,922	(9,137)	(5,215)
Foreign currency transaction gain (loss)	(482)	(137)	6,241	6,104
Loss on disposal of assets	262	—	588	588
Share-based compensation expense	5,046	196,414	3,150	199,564
Compensation cost paid by parent	288	—	—	—
Deferred income taxes	(37,701)	(16,668)	(146,758)	(163,426)
Amortization of bond discount, issuance costs and other non-cash items	105,011	6,494	195,714	202,208
Interest paid-in-kind	—	—	210,481	210,481
Share in loss of unconsolidated affiliates	6,838	—	17,127	17,127
Loss on undesignated interest rate swaps	21,596	11,748	130,564	142,312
Loss on prepayment of debt and other non-cash items	13,351	108	5,269	5,377
Changes in operating assets and liabilities:
Receivables	(24,573)	358	16,080	16,438
Prepaid expenses and other assets	(38,309)	(25,270)	(47,741)	(73,011)
Accounts payable and accrued liabilities	(95,964)	70,704	139,519	210,223
Deferred revenue	17,041	14,342	32,718	47,060
Accrued retirement benefits	(6,982)	78	1,802	1,880
Other long-term liabilities	(12,831)	5,230	20,725	25,955

Net cash provided by operating activities	557,021	19,619	876,143	895,762

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(543,612)	(24,701)	(397,759)	(422,460)
Capital contributions to unconsolidated affiliates	—	—	(27,280)	(27,280)
Capital contribution from parent company	—	—	4,596	4,596
Minority interest in New Dawn	—	—	4,592	4,592
Other investing activities	2,624	—	5,954	5,954

Net cash used in investing activities	(540,988)	(24,701)	(409,897)	(434,598)

Cash flows from financing activities:
Repayments of long-term debt	(1,661,580)	(168,847)	(6,280,165)	(6,449,012)
Repayment of revolving credit facility	—	—	(241,221)	(241,221)
Proceeds from issuance of long-term debt	1,595,000	—	5,012,783	5,012,783
Loan proceeds received from Intelsat Holdings	—	—	34,000	34,000
Proceeds from revolving credit facility	—	150,000	241,221	391,221
Debt issuance costs	(31,017)	—	(119,633)	(119,633)
Repayments of funding of capital expenditures by customer	(41,282)	—	(30,862)	(30,862)
Payment of premium on early retirement of debt	(10,000)	—	(88,104)	(88,104)
Principal payments on deferred satellite performance incentives	(18,556)	(1,333)	(23,302)	(24,635)
Principal payments on capital lease obligations	(6,167)	(2,124)	(9,148)	(11,272)

Net cash used in financing activities	(173,602)	(22,304)	(1,504,431)	(1,526,735)

Effect of exchange rate changes on cash and cash equivalents	482	137	(6,241)	(6,104)

Net change in cash and cash equivalents	(157,087)	(27,249)	(1,044,426)	(1,071,675)
Cash and cash equivalents, beginning of period	583,656	426,569	1,514,637	1,541,886

Cash and cash equivalents, end of period	$426,569	$399,320	$470,211	$470,211

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2008
Net cash provided by operating activities	$126,872	$208,265	$557,021	$895,762
Payments for satellites and other property and equipment (including capitalized interest)	(175,217)	(118,448)	(543,612)	(422,460)

Free cash flow from operations	$(48,345)	$89,817	$13,409	$473,302

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.